Exhibit 10.2
Summary of modified compensation arrangements
for the non-executive Chairman of the Board
On August 22, 2007, the Board of Directors of CA, Inc. (the “Company”), upon the recommendation of the Corporate Governance Committee, modified the compensation arrangement for the non-executive Chairman of the Board (who functions as the Company’s Lead Director). The modified arrangement provides for an annual fee of $175,000 to be paid to the Chairman of the Board. Previously, the Chairman of the Board received an annual fee of $50,000. The Chairman of the Board receives no additional compensation for service in that capacity (other than annual fees paid to all non-employee directors). William McCracken, the Company’s non-executive Chairman of the Board, abstained from the Board decision on this matter.
On October 24, 2007, the Corporate Governance Committee and the Board confirmed that it was their original intent that the increase in the annual fee to be paid to the Chairman of the Board was to be made effective June 12, 2007, the date of Mr. McCracken’s election as Chairman.